Exhibit 99.1

FTC SOLAR, INC.

RESTRICTED STOCK UNIT INDUCEMENT AGREEMENT

THIS RESTRICTED STOCK UNIT INDUCEMENT AGREEMENT and the Award granted hereunder is made outside the terms of the FTC Solar, Inc. 2021 Stock Incentive Plan (as amended or amended and restated from time to time, the “Plan”) and the share reserve thereunder, as an “employment inducement award” within the meaning of Nasdaq Listing Rule 5635(c), as of         , 2024 (the “Grant Date”) between FTC Solar, Inc., a Delaware corporation (the “Company”), and Yann Brandt (the “Participant”) provided that the Participant commences employment on such date. Notwithstanding the foregoing, subject to the terms and conditions herein, the Award will be governed by the terms and conditions set forth in the Plan as if it had been granted under the Plan. The provisions of the Plan are hereby incorporated herein by reference. Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

WHEREAS, the Company desires to grant to the Participant an award denominated in units (the “Restricted Stock Units”) of its Common Stock.

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

1. Grant of Restricted Stock Units.  The Company hereby grants to the Participant    Restricted Stock Units upon the terms and conditions and subject to all the limitations and restrictions set forth herein and in the Plan, which is incorporated herein by reference. The Participant acknowledges receipt of a copy of the Plan. Each Restricted Stock Unit is a notional amount that represents one share of Common Stock (subject to adjustment from time to time in accordance with Section 5 of the Plan in the event of any stock split, subdivision, stock dividend or other similar event affecting the Common Stock). Each Restricted Stock Unit is intended to constitute the right (subject to the terms, conditions and vesting schedule under this Agreement and the terms and conditions as described in the Plan) to receive a distribution of one share of Common Stock (subject to adjustment from time to time as described in Section 5 of the Plan in the event of any stock split, subdivision, stock dividend or other similar event affecting the Common Stock).

2. Purchase Price.  The purchase price of the Restricted Stock Units shall be deemed to be $0.00 per share.

3. Awards Subject to Acceptance of Agreement.  The Award granted hereunder shall be null and void unless the Participant accepts and executes this Agreement, including such acceptances and execution through the On-line Platform (as hereinafter defined).

4. Rights as a Stockholder.  The Participant shall not have any rights of a stockholder as a result of receiving an Award under this Agreement, including, but not limited to, any right to vote the shares of Common Stock to be issued hereunder, unless and until (and only to the extent) the Restricted Stock Units have vested and, thereafter, the shares of Common Stock have been distributed pursuant to Sections 5 and 7 hereof.

5. Vesting of Restricted Stock Units.

(a) The Restricted Stock Units shall become vested in accordance with the vesting schedule approved by the Board (or any Committee designated thereby) and as notified to the Participant through the On-Line Platform or the vesting schedule to which the Participant and the Company have each approved or accepted through the On-Line Platform (the “Vesting Schedule”), so long as the Participant is providing services to the Company at all times from the Grant Date through each such vesting date included in the Vesting Schedule. The Vesting Schedule is incorporated herein and made part of this Agreement.

(b) For purposes of this Agreement, each date on which any portion of the Restricted Stock Units become vested pursuant to this Section 5 shall be referred to as a “Vesting Date.”

6. Termination Provisions.

(a) Termination Prior to Vesting.  Notwithstanding Section 5, if the Participant ceases to be an Employee prior to a Vesting Date for any reason, any unvested Restricted Stock Units shall be forfeited by the Participant; provided, however, that such termination will not result in forfeiture, and the Restricted Stock Units instead will vest as of the date of the Participant’s termination from service, if the Participant’s status as an Employee is terminated involuntarily by the Company without Cause (as defined in that certain Employment Agreement between the Company and Participant, dated July 17, 2024 (the “Employment Agreement”)) or by the Participant for Good Reason (as defined in the Employment Agreement), subject to the release requirements set forth in Section 5(b) or 5(c) of the Employment Agreement, as applicable.

7. Settlement of Restricted Stock Units.

(a) Subject to the terms of this Agreement and the terms as described in the Plan, Restricted Stock Units shall be settled in shares of Common Stock.  Certificates representing shares of Common Stock in connection with vested Restricted Stock Units will be issued to the Participant within a reasonable time following the applicable Vesting Date, but in no event shall the Shares be issued later than the date that is later than March 15 of the year following the end of the calendar year in which such Vesting Date occurs.

8. Withholding Taxes.

(a) As a condition to acceptance of any shares of Common Stock in settlement of the Restricted Stock Units, the Participant authorizes withholding from payroll and any other amounts payable to such Participant, and otherwise agrees to make adequate provision for (including), any sums required to satisfy any U.S. federal, state, local and/or foreign tax or social insurance contribution withholding obligations (the “Required Tax Payments”) of the Company or an Affiliate, if any, which arise in connection with the Award. If the Participant shall fail to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Participant.

(b) The Participant may elect, subject to Company approval, to satisfy his or her obligation to advance the Required Tax Payments with respect to the Restricted Stock Unit Award by any of the following means: (1) a cash payment to the Company pursuant to Section 8(a), (2) delivery (either actual delivery or by attestation procedures established by the Company) to the Company of previously owned whole shares of Common Stock (which the Participant has held for at least six months prior to the delivery of such shares or which the Participant purchased on the open market and for which the Participant has good title, free and clear of all liens and encumbrances) having a Fair Market Value, determined as of the date the obligation to withhold or pay taxes first arises in connection with the Award (the “Tax Date”), equal to the Required Tax Payments, (3) authorizing the Company to withhold from the shares of Common Stock otherwise to be delivered to the Participant pursuant to the Award, a number of whole shares of Common Stock having a Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments, (4) a cash payment following the Participant’s sale of (or by a broker-dealer acceptable to the Company through which the Participant has sold) a number of shares of Common Stock with respect to which the Required Tax Payments have arisen having a Fair Market Value determined as of the Tax Date equal to the Required Tax Payments, or (5) any combination of (1), (2), (3) and (4). Any fraction of a Share which would be required to satisfy such an obligation shall be disregarded and the remaining amount due shall be paid in cash by the Participant.  No certificate representing a share of Common Stock shall be delivered until the Required Tax Payments have been satisfied in full.

9. Compliance with Applicable Law.  The Restricted Stock Unit Award is subject to the condition that if the listing, registration or qualification of the Common Stock to be issued upon the vesting of the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Restricted Stock Units or delivery of shares hereunder, the Restricted Stock Units subject to the Award shall not vest or the shares of Common Stock will not be delivered unless such listing, registration, qualification, consent or approval shall have been effected or obtained, free of any conditions not approved by the Company (which approval will not be unreasonably withheld).

10. Market Stand-Off Agreement.  Participant agrees that Participant shall not Transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of, any Common Stock (or other securities) of the Company held by the Participant (other than those included in the registration) during the one hundred eighty (180) day period following the effective date of the initial registration statement of the Company filed under the Securities Act of 1933, as amended (the “1933 Act”), in connection with the Initial Public Offering (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation) and during the ninety (90) day period following the effective date of any subsequent registration statement of the Company filed under the 1933 Act (or such longer period as the underwriters or the Company shall request in order to facilitate compliance with FINRA Rule 2241 or any successor or similar rule or regulation); provided that such restrictions with respect to any subsequent registration shall terminate one year after the effective date of the Initial Public Offering. The foregoing provisions shall not apply to the sale of any securities to an underwriter pursuant to an underwriting agreement. The underwriters in connection with any public offering subject to the foregoing provisions are intended third party beneficiaries and shall have the right to enforce the provisions hereof as though they were a party hereto. The provisions hereof shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or Rule 145 transactions on Form S-4, or similar forms that may be promulgated in the future. The Company may impose stop-transfer instructions with respect to the securities subject to the provisions hereof until the end of the applicable periods. If requested, the Participant agrees to execute a market stand-off agreement with the underwriters in customary form.

11. Miscellaneous.

(a) Successors.  The provisions of this Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as otherwise expressly provided in this Agreement to the contrary, the provisions of this Agreement shall inure to the benefit of and be binding upon the Participant and the Participant’s successors and assigns.

(b) No Employment or Service Contract. Nothing in this Agreement shall confer upon Participant any right to continue in the service of the Company (or any affiliated entity) for any period of time or restrict in any way the rights of the Company (or any affiliated entity) or the Participant to terminate the services of the Participant at any time for any reason, with or without cause.  To the extent the terms of the Employment Agreement contains different or additional provisions relating to inducement awards, or otherwise conflicts with the terms of this Agreement, the provisions of the Employment Agreement will govern.

(c) Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

(d) Notices.  All notices under this Agreement must be in writing and shall be deemed given when delivered personally or by confirmed facsimile or email, one (1) day after being sent by nationally recognized courier service, or three (3) days after being sent by prepaid certified mail, to the address of the party to be noticed as set forth herein or such other address as such party last provided to the other party by written notice.

(e) Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law of such state.

(f) Counterparts; Facsimile; Electronic Signatures; Electronic Delivery.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. This Agreement may be executed and delivered by facsimile or electronic transmission (including by means of signature, acceptance or approval via an on-line or electronic system established and maintained by the Company or a third party designated by the Company (the “On-line Platform”), and upon such delivery, the facsimile or electronic transmission (including by means of a signature, acceptance or approval via the On-line Platform) shall have the same effect as if an original signature had been delivered to the other party.  This Agreement shall also be deemed to be updated, modified, amended or completed, as applicable, by any terms relating to the Restricted Stock Units under this Agreement that are accepted, agreed or approved through the On-line Platform by the Company and the Participant, including any term that completes a “blank” in this document.  The Company also may, in its sole discretion, decide to deliver by email, through the On-line Platform or other electronic means any documents related to the Participant’s current or future participation in the Plan, this Agreement, the Restricted Stock Units, any other securities of the Company or any other Company-related documents, including notices to stockholders required by applicable law, the Company’s Certificate of Incorporation and/or Bylaws. The Participant hereby: (i) consents to receive such documents by email, through the On-line Platform or other electronic means, (ii) consents to the use of electronic signatures or signatures, acceptances or approvals obtained through the On-line Platform, and (iii) if applicable, agrees to participate in the Plan and/or receive any such documents related to the Plan through the On-line Platform. The Company may deliver the above-described documents to the Participant by sending a communication to the Participant’s email address on file with the Company or delivery made through the On-line Platform.

(g) Transfers.  Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

(h) Severability.  Should any provision of this Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Agreement.  Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.

(i) Code Section 409A; Reformation.

(a) The intent of the parties is that the payments and benefits under this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom.  Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Participant and the Company during the six-month period immediately following the Participant’s separation from service shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or, if earlier, the Participant’s date of death).  All payments under this Agreement shall be considered to be separate payments for purposes of Section 409A.  The Company makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment.  The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

(b) If any provision of this Agreement or the Plan shall be invalid or unenforceable, in whole or in part, or as applied to any circumstance, under the laws of any jurisdiction that may govern for such purpose, or if any provision of this Agreement or the Plan needs to be interpreted to comply with the requirements of Section 409A of the Code, then such provision shall be deemed to be modified or restricted, or so interpreted, to the extent and in the manner necessary to render the same valid and enforceable, or to the extent and in the manner necessary to be interpreted in compliance with such requirements of the Code, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement or the Plan, as the case may require, and this Agreement or the Plan shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

(j) Restricted Stock Unit Agreement Subject to Plan.  This Agreement is made subject to the same provisions as are included in the Plan, which is incorporated herein by this reference, and is intended, and shall be interpreted in a manner, to comply therewith.  In the event of any conflict between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan shall govern.  The Participant hereby acknowledges receipt of a copy of the Plan.  The Participant hereby acknowledges that all decisions, determinations and interpretations of the Administrator in respect of the Plan, this Agreement and the Restricted Stock Units shall be final and conclusive.

(k) Headings.  Headings are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any such Section.

(l) Entire Agreement.  This Agreement, the Employment Agreement and the Plan contain the entire agreement and understanding among the parties as to the subject matter hereof, and supersede any other agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Company and the Participant have caused this Agreement to be executed on its and his or her behalf effective the day and year first above written.

COMPANY:	PARTICIPANT:

FTC SOLAR, INC.

Accepted and executed via the On-Line Platform	Accepted and executed via the On-Line Platform

Address: As set forth in the On-Line Platform	Address: As set forth in the On-Line Platform